WEB LINKING AGREEMENT - BLACKBERRY MDS STUDIO

This Web Linking Agreement (this "WL Agreement") is made as of September 22, 2005(the "Effective Date") between Research In Motion Limited and its subsidiaries and affiliates ("RIM") and the entity noted in Appendix A ("you" or "your") (each of RIM and you are referred to in this WL Agreement as a "Party").

WHEREAS RIM has developed and distributes a software development kit known as BlackBerry MDS Studio ("MDS Studio") which allows developers to develop software applications which, among other things, can interface with web services and make the information made available by such web services accessible on wireless handheld devices which feature a means to connect to RIM's wireless infrastructure. and you maintain a web services site at the location in Appendix A:

AND WHEREAS you agree to permit RIM to hyperlink to your web site or to web pages within your web site in accordance with the terms of this WL Agreement.

Therefore the Parties have agreed to the following terms and conditions:

1. **Agreement.**

(a) You agree to permit RIM to link to your web site or to web pages within your web site via a text link and/or a Link Logo (as defined herein) placed within MDS Studio in accordance with the terms of this WL Agreement. This permission is given on the basis that RIM's linking rights hereunder are non-exclusive and non- transferable. Except as otherwise may be agreed to by the Parties in writing, neither Party will pay a fee or other remuneration related to this WL Agreement;

(b) You further agree that RIM may publish the source code of sample applications which reference your web services on RIM's website or in the documentation for MDS Studio; and

(c) You further agree to provide RIM with free access to your web services so that RIM can develop, host or otherwise make publicly available from RIM's infrastructure applications which access your web services.

2. **Link Locations.** You agree that RIM may link to any web page location within your web site noted on Appendix A. Notwithstanding the foregoing, RIM shall not be responsible for the content of your web site. RIM acknowledges that you reserve the right to include disclaimers on your web site and in the web-site terms and conditions as you deem necessary.

3. **License to Link Logos.**

(a) You hereby grant to RIM a non-exclusive. non-transferable. limited license to use only those of your trade-marks ("Link Logos") listed on Appendix A to create links to your web site from MDS Studio. RIM will not alter the appearance of your Link Logos. RIM will use only the approved graphical image of the Link Logo supplied by you.

(b) RIM acknowledges your worldwide ownership of your Link Logos and will not contest such ownership. RIM agrees that all goodwill associated with your Link Logos shall accrue to you. Except as

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expressly authorized in another agreement between the Parties, RIM will not use any other of your logos, slogans. copyrighted material or trade-marks except for the Link Logos.

4. **Appropriate Conduct**. Neither Party will make negative or disparaging references regarding the other Party's web content, products or services. You will not block RIM or its customers from accessing your web site or your web services without reasonable grounds for doing so. RIM agrees not to use your text link and/or Link Logos in a manner likely to cause confusion with. dilute or damage the reputation or image of you or your web content. products or services. You agree that your web site will not contain material that is obscene, pornographic, excessively violent, criminal, libelous or defamatory. Notwithstanding the foregoing. RIM understands that you may incorporate communication services (such as bulletin boards, chat rooms, or discussion forums) on your web site for customers, third party application developers, or visitors to the web site to express their opinions on web content. products or services. Although such bulletin boards, chat rooms, or discussion forums may be monitored to prevent any unacceptable comments appearing (for example libelous or defamatory comments or comments of violent. racist or obscene nature), RIM acknowledges that you cannot control the opinions of your customers, third party application developers. or visitors to the web site and shall therefore not hold you responsible for any unsolicited unacceptable comments posted about RIM by your customers, third party application developers, or visitors to your web site. Except as specified above, RIM acknowledges that the content you provide may incorporate third-party content. and agrees that you shall have no responsibility for the accuracy or timeliness of such content.

5. **Indemnity – You.** Except as otherwise provided herein. you agree to indemnify. defend and hold RIM harmless from any and all third party claims. suits, actions. demands, and liabilities. to the extent that these arise as a result of RIM undertaking any of the permitted activities in section 1 of this Agreement with respect to your web site and/or web services, except to the extent that such claims, suits. actions. demands and/or liabilities relate to the accuracy or timeliness of the third party content referred to in section 4 above; and to indemnify and hold RIM harmless for any related losses. costs. damages or expenses (including reasonable legal fees) provided: (i) you are promptly notified in writing of such claim; (ii) you shall have sole control of the defense and/or settlement thereof; (iii) RIM furnishes to you on request all information in RIM's possession or control for such defense: (iv) RIM will not admit any such claim and/or make any payments with respect to such claim without your prior written consent; and (v) RIM shall, at your expense cooperate with, and provide such assistance to you in the defense of such claims as reasonably requested by you.

6. **Indemnity – RIM.** RIM agrees to indemnify defend and hold you harmless from any and all third party claims. suits, actions, demands, and liabilities. alleging that MDS Studio infringes the copyright, trademark, trade secret, patent or other intellectual property rights of such third party; and to indemnify and hold you harmless for any related losses, costs, damages or expenses (including reasonable legal fees) provided: (i) RIM is promptly notified in writing of such claim; (ii) RIM shall have sole control of the defense and/or settlement thereof: (iii) you furnish to RIM on request all information in your possession or control for such defense; (iv) you will not admit any such claim and/or make any payments with respect to such claim without RIM's prior written consent; and (v) you shall, at RIM's expense cooperate with, and provide such assistance to RIM in the defense of such claims as reasonably requested by RIM.

7. **Term; and Termination.** This WL Agreement commences on the Effective Date and shall continue unless either Party terminates this WL Agreement upon giving the other Party at least ten (10) business days' written notice. Upon termination of this WL Agreement, RIM shall remove the link to your web site from the next scheduled release of MDS Studio, shall remove the source code of the sample applications which reference your web services from the next scheduled release of the MDS Studio documentation. and shall

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remove the source code of the sample applications which reference your web services from RIM's website within ten (10) business days after termination. However, RIM shall not be required to remove from RIM's infrastructure any applications developed by RIM which access your web services. and you agree that you shall not block RIM's access to your web services nor attempt to charge a fee for any access to your web services granted under section 1(c) of this WL Agreement.

8. **Limitation of Liability.** Neither Party shall be liable to the other Party for any damages or other losses of any type in relation to this WL Agreement whatsoever. including direct, indirect, special, incidental, commercial, consequential or punitive damages. The limitations, exclusions and disclaimers set out in this WL Agreement shall: (a) apply whether an action. claim or demand arises from a breach of warranty or condition, breach of contract. tort (including negligence), strict liability or any other kind of civil or statutory liability connected with or arising out of this WL Agreement; (b) apply to each Party and its affiliated companies as well as each Party's and such affiliated companies' directors, officers, employees, and independent contractors; (c) not apply to a claim in relation to injury to person or death; (d) not apply to a misappropriation or infringement by either Party of the other Party's intellectual property: and (e) not apply to the indemnities in sections 5 and 6.

9. **General.**

(a) **Entire Agreement.** This WL Agreement constitutes the entire agreement and understanding between the Parties on the subject hereof and supersedes any and all prior oral or written agreements, statements, representations, warranties or understandings by any Party. and all of which are merged herein and superseded hereby. Neither Party shall be bound by any condition. definition. warranty, condition or representation other than as expressly set forth in this WL Agreement or as may be set forth in a writing signed by the Party to be bound thereby. This WL Agreement may not be changed. modified or rescinded except by a written agreement signed by the Parties hereto.

(b) **Interpretation.** In construing this WL Agreement or determining the rights of the Parties hereto, no Party shall be deemed to have drafted or created this WL Agreement.

(c) **Governing Law.** This WL Agreement is made and entered into under the laws of the State of New York (exclusive of conflicts of laws rules) and shall be interpreted, applied and enforced under those laws. Each Party hereto irrevocably waives any objection on the grounds of venue, forum non-conveniens or any similar grounds and irrevocably consents to service of process by mail or in any other manner permitted by applicable law and consents to the jurisdiction of the courts of the State of New York..

(d) **Severability.** The provisions of this WL Agreement are severable. and if anyone or more provisions is determined to be illegal, invalid or otherwise unenforceable. in whole or in part. the remaining provisions of this WL Agreement, and any partially unenforceable provisions to the extent enforceable in any jurisdiction, shall continue in full force and effect and shall be binding and enforceable.

(e) **Assignment.** Neither this WL Agreement nor any right or duty hereunder shall be assignable or delegable by either Party without the express written consent of the other Party, which consent shall not be unreasonably withheld, except that either Party may assign this WL Agreement as part of the sale of all or a substantial portion of their assets to a third party. Nothing in this WL Agreement, express or implied, is intended to confer upon any person other than the Parties hereto any rights or remedies under or by reason of this WL Agreement. This WL Agreement shall be binding upon and shall inure to the benefit of the Parties hereto and

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their respective heirs, administrators, executors, legal representatives, successors in interest and permitted assigns.

(f) **Waiver.** No waiver of any provision of this WL Agreement shall be deemed to be or shall constitute a waiver of any other provision, whether or not similar, nor shall any waiver constitute a continuing waiver. No waiver shall be binding unless executed in writing by the Party making the waiver. The failure of any Party to object to any act, omission or breach by the other Party or to declare the other Party in default, irrespective of how long such failure continues, shall not constitute a waiver by such Party of any rights or remedies hereunder or otherwise provided at law or in equity.

(g) **Notices.** All notices, requests, demands and other communications to be given hereunder shall be in writing and shall be deemed to have been duly given on the date of personal service or on the fifth day after mailing by certified or registered mail or on the date sent by facsimile addressed to the Parties at the addresses noted on Appendix A or at such other address as either Party may hereafter indicated by appropriate notice.

(h) **No Agency.** Nothing in this WL Agreement creates a relationship of agency, partnership, joint ventures, or the like between the Parties, and neither Party shall be entitled to, or purport to, bind or represent the other Party. Neither Party shall do or allow any act which would imply apparent authority to act for the other Party.

(i) **Counterparts and Facsimile.** This WL Agreement may be signed in two or more identical counterparts each of which will be deemed to be an original and all of which together will constitute one and the same instrument. Signing of this WL Agreement and transmission by facsimile document transfer will be acceptable and binding upon the Parties hereto.

(j) **Force Majeure.** Under no circumstances shall either party be held liable or be required to indemnify the other for any delay or failure in performance resulting directly or indirectly from acts of nature, forces, or causes beyond its reasonable control, including, without limitation, Internet failures, computer equipment failures, telecommunication equipment or service failures, other equipment or service failures, electrical power failures, strikes, labor disputes, riots, insurrections, civil disturbances, shortages of labor or materials, fires, floods, storms, explosions, acts of God, war, governmental actions, orders of domestic or foreign courts or tribunals, non-performance of third parties, or loss of or fluctuations in heat, light, or air conditioning.

IN WITNESS WHEREOF the Parties have signed this WL Agreement.

Research In Motion Limited	InfoSonics, Inc.
Per: [signature]	**Per:** [signature]
Name: Jim Balsillie	Name: Darryl Cohen
Title: Chairman + co-CEO	Title: CEO
Date: Sept. 27, 2005	Date: 9/22/05

LEGAL OK
KS per: LP/TL

© 2005 Research In Motion Limited